Exhibit 99.1

Old Point Releases First Quarter 2022 Results

Hampton, VA, April 28, 2022 (PRNewswire) – Old Point Financial Corporation (the Company or Old Point) (NASDAQ "OPOF") reported net income of $2.0 million and earnings per diluted common share of $0.39 for the first quarter of 2022 compared to net income of $3.0 million and earnings per diluted common share of $0.58 for the first quarter of 2021.

Robert Shuford, Jr., Chairman, President and CEO of the Company and Old Point National Bank (the Bank) said, “Old Point started 2022 strong, keeping up our momentum for growth and progress while remaining committed to top line revenue generation combined with a focus on expense management and process efficiency.  The Bank continues to solidly grow loan originations, which we believe will expand the net interest margin as interest rates increase, and we are excited with the potential being created through strategic repositioning within Old Point Wealth Management. Asset quality, liquidity, and capital levels remain strong as we navigate the continuing industry and market challenges and execute on our forward-looking strategies.”

Highlights of the quarter are as follows:

•
Net loans held for investment grew $12.1 million from December 31, 2021.  PPP loans outstanding at March 31, 2022 were $7.5 million compared to $19.0 million at December 31, 2021.  Loans held for investment, (net of deferred fees and costs), excluding PPP (non-GAAP), grew $23.2 million, or 2.8%, from December 31, 2021 and $106.9 million, or 14.4%, from March 31, 2021.

•	Total deposits as of March 31, 2022 increased $1.8 million from December 31, 2021.

•	Average earning assets for the quarter ended March 31, 2022 grew $95.8 million, or 8.3%, to $1.2 billion compared to the prior year comparative period.

•
Net interest margin (NIM) improved to 3.14% in the first quarter of 2022 from 3.07% in the fourth quarter of 2021 but decreased from 3.59% in first quarter of 2021.  NIM on a fully tax-equivalent basis (FTE) (non-GAAP) improved to 3.16% in the first quarter of 2022 from 3.09% in the linked quarter but decreased from 3.61% in the first quarter of 2021.

•
Net interest income after provision for loan losses was $9.5 million for the first quarter of 2022, increasing from $9.4 million for the prior quarter and decreasing from $10.0 million for the first quarter of 2021.

•	Net income improved to $2.0 million for the first quarter of 2022 from $1.7 million for the fourth quarter of 2021 but decreased $981 thousand from $3.0 million in the 2021 comparative quarter.

•
Noninterest expense decreased $415 thousand, or 3.7%, to $10.7 million for the first quarter of 2022 compared to $11.1 million for the fourth quarter of 2021 but increased $155 thousand, or 1.5%, from the first quarter of 2021.

For more information about financial measures that are not calculated in accordance with GAAP, please see “Non-GAAP Financial Measures” and “Reconciliation of Certain Non-GAAP Financial Measures” below.

Balance Sheet and Asset Quality
Total assets of $1.3 billion as of March 31, 2022 decreased by $12.8 million from December 31, 2021. Net loans held for investment increased $12.1 million, or 1.5% from December 31, 2021 to $845.7 million at March 31, 2022. Loans held for investment, excluding PPP, (non-GAAP) grew 2.8%, or $23.2 million, driven by loan growth in the following segments: commercial real estate of $12.6 million, construction, land development, and other land loans of $6.1 million, and multi-family residential real estate of $7.7 million. This segmented growth was partially offset by a decrease in PPP loans of $11.5 million. Securities available for sale, at fair value, increased $3.7 million from December 31, 2021 to $238.0 million at March 31, 2022, as additional liquidity was deployed in the Company’s investment portfolio.

Total deposits of $1.8 billion as of March 31, 2022 increased $1.2 million, or 0.2%, from December 31, 2021. Noninterest-bearing deposits decreased $36.4 million, or 8.6%, savings deposits increased $42.3 million, or 7.2%, and time deposits decreased $4.1 million, or 2.5%.

The Company’s total stockholders’ equity at March 31, 2022 decreased $12.7 million or 10.5% from December 31, 2021 to $108.1 million. The decrease was related to unrealized losses in the market value of securities available for sale, which are recognized as a component of accumulated other comprehensive (loss) income, and the repurchase of 122,995 shares, for an aggregate purchase price of $3.0 million, under the Company’s share repurchase program authorized in November 2021. The decline in market value for the securities available for sale during the first quarter of 2022 was a result of rising market interest rates.  The Company does not expect these unrealized losses to affect the earnings or regulatory capital of the Company or its subsidiaries. The Bank remains well capitalized with a Tier 1 Capital ratio of 12.19% at March 31, 2022 as compared to 12.57% at December 31, 2021. The Bank’s leverage ratio was 9.18% at March 31, 2022 as compared to 9.09% at December 31, 2021.

NPAs totaled $4.8 million as of March 31, 2022 compared to $1.5 million as of December 31, 2021 and $2.2 million at March 31, 2021. NPAs as a percentage of total assets was 0.36% at March 31, 2022, compared to 0.11% at December 31, 2021 and 0.18% at March 31, 2021. Non-accrual loans were $4.2 million at March 31, 2022, an increase from $478 thousand at December 31, 2021 and $1.1 million at March 31, 2021. The increase was driven by one well-secured large commercial relationship which was downgraded during the fourth quarter of 2021 and became impaired and placed on nonaccrual status during the first quarter of 2022. Loans past due 90 days or more and still accruing interest decreased $401 thousand to $624 thousand at March 31, 2022 from $1.0 million at December 31, 2021 and decreased $494 thousand from $1.1 million at March 31, 2021. Of the loans past due 90 days or more at March 31, 2022, approximately $409 thousand were government-guaranteed student loans.

The Company recognized a provision for loan losses of $101 thousand during first quarter of 2022 compared to $284 thousand during the fourth quarter of 2021 and $150 thousand during the first quarter of 2021. The allowance for loan and lease losses (ALLL) was $9.5 million at March 31, 2022 compared to $9.9 million at December 31, 2021 and $9.7 million at March 31, 2021. The ALLL as a percentage of loans held for investment was 1.11% at March 31, 2022 compared to 1.17% at December 31, 2021 and 1.20% at March 31, 2021. Excluding PPP loans, the ALLL as a percentage of loans held for investment (non-GAAP) was 1.12% at March 31, 2022, 1.20% at December 31, 2021, and 1.30% at March 31, 2021. The decrease in the ALLL as a percentage of loans held for investment at March 31, 2022 compared to the linked quarter was primarily attributable to: (i) an increase in loans held for investment, excluding PPP loans (non-GAAP); (ii) continued improvement in historical qualitative loss rates; and (iii) the shift of one large commercial relationship from pooled to individually impaired with no specific reserve, partially offset by qualitative factor adjustments for volume trends. Quarterly annualized net charge offs as a percentage of average loans outstanding was 0.21% for the first quarter of 2022, compared to 0.05% for the fourth quarter of 2021 and 0.01% for the first quarter of 2021. As of March 31, 2022, asset quality remains very strong with no significant changes in the overall credit quality of the loan portfolio.  Management will continue to monitor economic recovery challenges at macro and micro levels, including levels of inflation, the impacts of new COVID-19 variants, expansion and contraction of pandemic-related government stimulus efforts, which may be delaying signs of credit deterioration, supply chain disruption, and employment levels. If there are further challenges to the economic recovery, elevated levels of risk within the loan portfolio may require additional increases in the allowance for loan losses. Low levels of past dues and year-over-year quantitative historical loss rates continue to demonstrate improvement.

Net Interest Income
Net interest income for the first quarter of 2022 was $9.6 million, a decrease of $19 thousand, or 0.2%, from the prior quarter and $519 thousand, or 5.1%, from the first quarter of 2021. The decrease from the prior-year comparative quarter was due to significant growth in average earning asset balances at lower average earning yields. Lower average earning yields were in part driven by accelerated recognition of net deferred fees related to PPP forgiveness at a lower volume during the first quarter of 2022. This was partially offset by higher average interest-bearing liabilities at lower average rates.

The Net Interest Margin (NIM) for the first quarter of 2022 was 3.14%, an increase from 3.07% for the linked quarter and a decrease from 3.59% for the prior year quarter. On a fully tax-equivalent basis (FTE) (non-GAAP), NIM was 3.16% for the first quarter of 2022, up from 3.09% for the fourth quarter of 2021 and down from 3.60% for the first quarter of 2021.  Average loan yields were lower for the first quarter of 2022 compared to the same period of 2021 due primarily to higher accelerated recognition of deferred fees and costs related to PPP forgiveness during the first quarter of 2021. Loan fees and costs related to PPP loans are deferred at time of loan origination, are amortized into interest income over the remaining term of the loans and are accelerated upon forgiveness or repayment of the PPP loans. Net PPP fees of $408 thousand were recognized in the first quarter of 2022 compared to $227 thousand in the linked quarter and $1.6 million in the prior year quarter. As of March 31, 2022, unrecognized net PPP fees were $284 thousand. Subordinated debt interest expense also impacted the NIM for the first quarter of 2022 and fourth quarter of 2021. During the first quarter of 2022, market interest rates increased, and the Company is asset sensitive at March 31, 2022 and believes the balance sheet is well positioned for a rising interest rate environment; however, the extent to which rising interest rates will ultimately affect the Company’s NIM is uncertain. For more information about these FTE financial measures, please see “Non-GAAP Financial Measures” and “Reconciliation of Certain Non-GAAP Financial Measures,” below.

Noninterest Income
Total noninterest income was $3.5 million for the first quarter of 2022, compared to $3.6 million for the fourth quarter of 2021 and $4.1 million for the first quarter of 2021. Increases during the first quarter of 2022 in other service charges, commissions and fees and other operating income were offset by decreases primarily in mortgage banking income related to pipeline volume fluctuations compared to the linked quarter. Although fiduciary and asset management fees, service charges on deposit accounts, other service charges, commissions and fees, bank-owned life insurance income, and other operating income increased compared to the prior year quarter, these increases were offset by lower mortgage banking income driven by reductions in volume attributable to changes in mortgage market conditions, resulting in a decline in noninterest income for the first quarter of 2022 when compared to the prior year quarter.

Noninterest Expense
Noninterest expense totaled $10.7 million for the first quarter of 2022 compared to $11.1 million and $10.6 million for the fourth and first quarters of 2021, respectively. The linked quarter decrease of $415 thousand was primarily related to decreases in professional services expenses and ATM and other losses. The increase over the prior year quarter is primarily driven by increased salary and benefit expense and employee professional development related to recruiting partially offset by decreased ATM and other losses and other operating expenses.  The increase in salary and benefits was related to lower commission expense offset by lower deferred loan costs.

During the first quarter of 2022, the Company completed implementation of a new online account opening solution, continues to navigate the ongoing roadmap for bank-wide technology and operating efficiency initiatives, is actively assessing major vendor contracts and relationships, and completed the closure of two branches, creating a more streamlined branch footprint.

Non-GAAP Financial Measures
In reporting the results as of and for the quarter ended March 31, 2022, the Company has provided supplemental financial measures on a tax-equivalent or an adjusted basis. These non-GAAP financial measures are a supplement to GAAP, which is used to prepare the Company’s financial statements, and should not be considered in isolation or as a substitute for comparable measures calculated in accordance with GAAP. In addition, the Company’s non-GAAP financial measures may not be comparable to non-GAAP financial measures of other companies. The Company uses the non-GAAP financial measures discussed herein in its analysis of the Company’s performance. The Company’s management believes that these non-GAAP financial measures provide additional understanding of ongoing operations and enhance comparability of results of operations with prior periods presented without the impact of items or events that may obscure trends in the Company’s underlying performance.  A reconciliation of the non-GAAP financial measures used by the Company to evaluate and measure the Company’s performance to the most directly comparable GAAP financial measures is presented below.

Safe Harbor Statement Regarding Forward-Looking Statements - Statements in this press release, including without limitation, statements made in Mr. Shuford’s quotation, which use language such as "believes," "expects," "plans," "may," "will," "should," "projects," "contemplates," "anticipates," "forecasts," "intends" and similar expressions, may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the beliefs of Old Point's management, as well as estimates and assumptions made by, and information currently available to, management. These statements are inherently uncertain, and there can be no assurance that the underlying beliefs, estimates, or assumptions will prove to be accurate. Actual results could differ materially from historical results or those anticipated by such statements. Forward-looking statements in this release may include, without limitation: statements regarding strategic business initiatives, including digital and technological strategies and balance sheet repositioning and branch initiatives, and the future financial impact of those initiatives; future financial performance; future financial conditions and loan demand; performance of the investment and loan portfolios; revenue generation, efficiency initiatives and expense controls; deposit growth; levels and sources of liquidity; future levels of charge-offs or net recoveries; and levels of or changes in interest rates.

Factors that could have a material adverse effect on the operations and future prospects of Old Point include, but are not limited to, changes in or the effects of: interest rates and yields; general economic and business conditions, including the potential impact of the ongoing conflict between Russia and Ukraine, including higher inflation, unemployment levels and slowdowns in economic growth, including impacts of the COVID-19 pandemic; steps the Company takes in response to the pandemic, the severity and duration of the pandemic including the impact of the COVID-19 variants, the speed and efficacy of vaccine and treatment developments, the loosening or tightening of government restrictions, the pace of recovery when the pandemic subsides and the heightened impact it has on many of the risks described herein; the effects of the COVID-19 pandemic on, among other things, the Company’s operations, liquidity, and credit quality and potential claims, damages and fines related to litigation or government actions, including litigation or actions arising from the Company’s participation in the administration of programs related to the COVID-19 pandemic (including, among other things, the Coronavirus Aid, Relief, and Economic Security, or CARES, Act, as amended by the Consolidated Appropriations Act, 2021); demand for loan products; future levels of government defense spending, particularly in the Company’s service area; uncertainty over future federal spending or budget priorities of the current administration, particularly in connection with the Department of Defense, on the Company’s service area; the impact of changes in the political landscape and related policy changes, including monetary, regulatory, and trade policies; monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board and any changes associated with the current administration; unusual and infrequently occurring events, such as weather-related disasters, terrorist acts, geopolitical conflicts (such as the ongoing conflict between Russia and Ukraine) or public health events (such as the COVID-19 pandemic) and governmental and societal responses to the foregoing; the quality or composition of the loan or securities portfolios; changes in the volume and mix of interest-earning assets and interest-bearing liabilities; the effects of management's investment strategy and strategy to manage the net interest margin; the U.S. Government's guarantee of repayment of student or small business loans purchased by Old Point; the level of net charge-offs on loans; deposit flows; competition; demand for financial services in Old Point's market area; technology; implementation of new technologies; the Company’s ability to develop and maintain secure and reliable electronic systems; any interruption or breach of security in the Company’s information systems or those of the Company’s third party vendors or other service providers; cyber threats, attacks and events; reliance on third parties for key services; the use of inaccurate assumptions in management's modeling systems; the real estate market; accounting principles, policies and guidelines; changes in management; and other factors detailed in Old Point's publicly filed documents, including its Annual Report on Form 10-K for the year ended December 31, 2021. These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein, and readers are cautioned not to place undue reliance on such statements, which speak only as of date of the release.

The Company does not intend or assume any obligation to update, revise or clarify any forward-looking statements that may be made from time to time or on behalf of the Company, whether as a result of new information, future events or otherwise.

Information about Old Point Financial Corporation
Old Point Financial Corporation (Nasdaq: OPOF) is the parent company of Old Point National Bank and Old Point Trust & Financial Services, N.A., which serve the Hampton Roads and Richmond regions of Virginia as well as operate a mortgage loan production office in Charlotte, North Carolina. Old Point National Bank is a locally owned and managed community bank which offers a wide range of financial services from checking, insurance, and mortgage products to comprehensive commercial lending and banking products and services. Old Point Trust is the largest wealth management services provider headquartered in Hampton Roads, Virginia, offering local asset management by experienced professionals. Additional information about the company is available at oldpoint.com.

For more information, contact Laura Wright, Vice President/Marketing Director, at lwright@oldpoint.com or (757) 728-1743.

Old Point Financial Corporation and Subsidiaries
Consolidated Balance Sheets (dollars in thousands, except share data)	March 31,	December 31,
	2022	2021
	(unaudited)
Assets

Cash and due from banks	$12,577	$13,424
Interest-bearing due from banks	144,321	164,073
Federal funds sold	1,405	10,425
Cash and cash equivalents	158,303	187,922
Securities available-for-sale, at fair value	238,023	234,321
Restricted securities, at cost	1,389	1,034
Loans held for sale	2,010	3,287
Loans, net	845,714	833,661
Premises and equipment, net	31,472	32,134
Premises and equipment, held for sale	1,216	871
Bank-owned life insurance	28,370	28,168
Goodwill	1,650	1,650
Core deposit intangible, net	264	275
Other assets	16,974	14,832
Total assets	$1,325,385	$1,338,155

Liabilities & Stockholders' Equity

Deposits:
Noninterest-bearing deposits	$385,150	$421,531
Savings deposits	628,770	586,450
Time deposits	164,969	169,118
Total deposits	1,178,889	1,177,099
Overnight repurchase agreements	3,528	4,536
Federal Reserve Bank borrowings	-	480
Long term borrowings	29,440	29,407
Accrued expenses and other liabilities	5,429	5,815
Total liabilities	1,217,286	1,217,337

Stockholders' equity:
Common stock, $5 par value, 10,000,000 shares authorized; 5,118,193 and 5,239,707 shares outstanding (includes 30,283 and 38,435 of nonvested restricted stock, respectively)	25,439	26,006
Additional paid-in capital	19,082	21,458
Retained earnings	73,036	71,679
Accumulated other comprehensive (loss) income, net	(9,458)	1,675
Total stockholders' equity	108,099	120,818
Total liabilities and stockholders' equity	$1,325,385	$1,338,155

Old Point Financial Corporation and Subsidiaries
Consolidated Statements of Income (unaudited) (dollars in thousands, except per share data)	Three Months Ended
	Mar. 31, 2022	Dec. 31, 2021	Mar. 31, 2021

Interest and Dividend Income:
Loans, including fees	$9,184	$9,452	$9,954
Due from banks	73	67	43
Federal funds sold	1	3	-
Securities:
Taxable	989	870	770
Tax-exempt	209	195	181
Dividends and interest on all other securities	14	13	30
Total interest and dividend income	10,470	10,600	10,978

Interest Expense:
Checking and savings deposits	176	245	215
Time deposits	361	405	584
Federal funds purchased, securities sold under agreements to repurchase and other borrowings	1	2	23
Long term borrowings	295	292	-
Total interest expense	833	944	822
Net interest income	9,637	9,656	10,156
Provision for loan losses	101	284	150
Net interest income after provision for loan losses	9,536	9,372	10,006

Noninterest Income:
Fiduciary and asset management fees	1,072	1,088	1,027
Service charges on deposit accounts	722	747	688
Other service charges, commissions and fees	1,053	1,016	948
Bank-owned life insurance income	231	389	226
Mortgage banking income	220	251	1,188
Other operating income	217	116	57
Total noninterest income	3,515	3,607	4,134

Noninterest Expense:
Salaries and employee benefits	6,422	6,349	6,227
Occupancy and equipment	1,161	1,184	1,202
Data processing	1,090	1,130	1,043
Customer development	93	145	78
Professional services	630	731	545
Employee professional development	264	232	141
Other taxes	213	186	251
ATM and other losses	14	280	139
Other operating expenses	826	891	932
Total noninterest expense	10,713	11,128	10,558
Income before income taxes	2,338	1,851	3,582
Income tax expense	307	173	570
Net income	$2,031	$1,678	$3,012

Basic Earnings per Share:
Weighted average shares outstanding	5,186,354	5,245,939	5,224,501
Net income per share of common stock	$0.39	$0.32	$0.58

Diluted Earnings per Share:
Weighted average shares outstanding	5,186,431	5,245,942	5,224,501
Net income per share of common stock	$0.39	$0.32	$0.58

Cash Dividends Declared per Share:	$0.13	$0.13	$0.12

Old Point Financial Corporation and Subsidiaries
Average Balance Sheets, Net Interest Income And Rates

	For the quarters ended March 31,
(unaudited)	2022			2021
(dollars in thousands)	Average Balance	Interest Income/ Expense	Yield/ Rate**	Average Balance	Interest Income/ Expense	Yield/ Rate**
ASSETS
Loans*	$863,897	$9,196	4.32%	$835,349	$9,965	4.84%
Investment securities:
Taxable	201,940	989	1.99%	159,516	770	1.96%
Tax-exempt*	37,007	265	2.90%	29,696	229	3.12%
Total investment securities	238,947	1,254	2.13%	189,212	999	2.14%
Interest-bearing due from banks	137,601	73	0.22%	124,347	43	0.14%
Federal funds sold	4,441	1	0.09%	4	-	0.04%
Other investments	1,142	14	4.90%	1,319	30	9.16%
Total earning assets	1,246,028	$10,538	3.43%	1,150,231	$11,037	3.89%
Allowance for loan losses	(9,989)			(9,648)
Other non-earning assets	93,796			97,123
Total assets	$1,329,835			$1,237,706

LIABILITIES AND STOCKHOLDERS' EQUITY
Time and savings deposits:
Interest-bearing transaction accounts	$75,129	$3	0.02%	$67,759	$3	0.02%
Money market deposit accounts	389,368	163	0.17%	347,530	201	0.24%
Savings accounts	126,258	10	0.03%	108,262	11	0.04%
Time deposits	167,859	361	0.87%	191,298	584	1.24%
Total time and savings deposits	758,614	537	0.29%	714,849	799	0.45%
Federal funds purchased, repurchase agreements and other borrowings	4,589	1	0.10%	26,253	23	0.35%
Long term borrowings	29,419	295	4.01%	-	-	0.00%
Total interest-bearing liabilities	792,622	833	0.43%	741,102	822	0.45%
Demand deposits	414,080			368,073
Other liabilities	5,368			9,906
Stockholders' equity	117,765			118,625
Total liabilities and stockholders' equity	$1,329,835			$1,237,706
Net interest margin*		$9,705	3.16%		$10,215	3.60%

*Computed on a fully tax-equivalent basis (non-GAAP) using a 21% rate, adjusting interest income by $68 thousand and $59 thousand for March 31, 2022 and 2021, respectively.
**Annualized

Old Point Financial Corporation and Subsidiaries Selected Ratios (unaudited) (dollars in thousands, except per share data)	As of or for the quarters ended,
	March 31, 2022	December 31, 2021	March 31, 2021

Earnings per common share, diluted	$0.39	$0.32	$0.58
Return on average assets (ROA)	0.62%	0.50%	0.99%
Return on average equity (ROE)	6.99%	5.49%	10.30%
Net Interest Margin (FTE) (non-GAAP)	3.16%	3.09%	3.60%
Efficiency ratio	81.46%	83.90%	73.88%
Efficiency ratio (FTE) (non-GAAP)	81.04%	83.50%	73.58%
Book value per share	21.12	23.06	22.57
Tangible Book Value per share (non-GAAP)	20.75	22.69	22.19
Non-performing assets (NPAs) / total assets	0.36%	0.11%	0.18%
Annualized Net Charge Offs / average total loans	0.21%	0.05%	0.01%
Allowance for loan and lease losses / total loans	1.11%	1.17%	1.20%

Non-Performing Assets (NPAs)
Nonaccrual loans	$4,187	$478	$1,129
Loans > 90 days past due, but still accruing interest	624	1,025	1,118
Other real estate owned	-	-	-
Total non-performing assets	$4,811	$1,503	$2,247

Other Selected Numbers
Loans, net	$845,714	$833,661	$798,000
Deposits	1,178,889	1,177,099	1,111,558
Stockholders' equity	108,099	120,818	117,923
Total assets	1,325,385	1,338,155	1,257,638
Loans charged off during the quarter, net of recoveries	446	103	30
Quarterly average loans	863,897	861,454	835,349
Quarterly average assets	1,329,835	1,329,972	1,237,706
Quarterly average earning assets	1,246,028	1,246,353	1,150,231
Quarterly average deposits	1,172,694	1,165,101	1,082,922
Quarterly average equity	117,765	121,220	118,625

Old Point Financial Corporation and Subsidiaries Reconciliation of Certain Non-GAAP Financial Measures (unaudited)
(dollars in thousands, except per share data)	Three Months Ended
	Mar. 31, 2022	Dec. 31, 2021	Mar. 31, 2021

Fully Taxable Equivalent Net Interest Income
Net interest income (GAAP)	$9,637	$9,656	$10,156
FTE adjustment	68	64	59
Net interest income (FTE) (non-GAAP)	$9,705	$9,720	$10,215
Noninterest income (GAAP)	3,515	3,607	4,134
Total revenue (FTE) (non-GAAP)	$13,220	$13,327	$14,349
Noninterest expense (GAAP)	10,713	11,128	10,558
Average earning assets	$1,246,028	$1,246,353	$1,150,231
Net interest margin	3.14%	3.07%	3.58%
Net interest margin (FTE) (non-GAAP)	3.16%	3.09%	3.60%
Efficiency ratio	81.46%	83.90%	73.88%
Efficiency ratio (FTE) (non-GAAP)	81.04%	83.50%	73.58%

Tangible Book Value Per Share
Total Stockholders Equity (GAAP)	$108,099	$120,818	$117,923
Less goodwill	1,650	1,650	1,650
Less core deposit intangible	264	275	308
Tangible Stockholders Equity (non-GAAP)	$106,185	$118,893	$115,965
Shares issued and outstanding	5,118,193	5,239,707	5,225,295
Book value per share	$21.12	$23.06	$22.57
Tangible book value per share (non-GAAP)	$20.75	$22.69	$22.19

	Mar. 31, 2022	Dec. 31, 2021	Mar. 31, 2021
ALLL as a Percentage of Loans Held for Investment
Loans held for investment (net of deferred fees and costs) (GAAP)	$855,234	$843,526	$807,661
Less PPP loans outstanding	7,509	19,008	66,805
Loans held for investment, (net of deferred fees and costs), excluding PPP (non-GAAP)	$847,725	$824,518	$740,856
ALLL	$9,520	$9,865	$9,661
ALLL as a Percentage of Loans Held for Investment	1.11%	1.17%	1.20%
ALLL as a Percentage of Loans Held for Investment, net of PPP originations	1.12%	1.20%	1.30%